EXHIBIT 10.2

FORM OF

RESTRICTED STOCK AGREEMENT

(Employee – Performance Vesting)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into as of the                  day of                     , 20         (the “Grant Date”), by and between Graham Corporation, a corporation organized and existing under the laws of the State of Delaware and having an office at 20 Florence Avenue, Batavia, New York 14020 (the “Company”) and                     (the “RSA Holder”).

W I T N E S S E T H :

WHEREAS, by action of its Board of Directors (the “Board”), the Company has adopted the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value (the “Plan”), pursuant to which Restricted Stock Awards (“RSAs”) with respect to shares of common stock of the Company (“Shares”) may be granted to the Company’s eligible officers and employees; and

WHEREAS, pursuant to Section 4 of the Plan, a Compensation Committee (the “Committee”) has been appointed to select the individuals to whom RSAs shall be granted and to prescribe the terms and conditions of such grants; and

WHEREAS, the Committee has determined that the RSA Holder is eligible to be granted an RSA and desires to grant an RSA to the RSA Holder, and the RSA Holder desires to accept such grant, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and the RSA Holder hereby agree as follows:

Section 1. Grant of RSA. As of the date set forth above, the Company hereby grants, and the RSA Holder hereby accepts the Company’s grant of, an RSA of              Shares (the “Restricted Shares”), on the terms and conditions hereinafter set forth.

Section 2. Restrictions and Vesting.

(a) Subject to the terms set forth in this Agreement, provided that the RSA Holder has remained a full-time employee of the Company through                     , 20         , the last day of the Company’s                  fiscal year (the “Employment Date”), the Payout Percentage of the number of Restricted Shares will vest on the date that the Compensation Committee of the Board ratifies the Company’s performance with respect to the Relative EBITDA Percentage and Absolute Consolidated Revenue Percentage following the last day of the Company’s                  fiscal year (the “Vesting Date”). The Payout Percentage shall be the sum of the Relative EBITDA Percentage and the Absolute Consolidated Revenue Percentage.

(b) The Relative EBITDA Percentage shall be the Company’s EBITDA margin for the Company’s                  fiscal year compared to the EBITDA margin of the Baird Industrial Company Composite for calendar year                  as follows:

[Insert Table For Individual Awards]

If the Relative Fiscal Year                  EBITDA Margin is equal to or greater than the level to have some Relative EBITDA Percentage, but less than or equal to the maximum level, and the Relative Fiscal Year                  EBITDA Margin

actually attained is not represented in the table set forth above, then the Relative EBITDA Percentage shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Relative Fiscal Year                  EBITDA Margin actually attained.

(c) The Absolute Consolidated Revenue Percentage shall be based on the Company’s consolidated revenue for the Company’s                  fiscal year as follows:

[Insert Table For Individual Awards]

If the                  Fiscal Year Consolidated Revenue is equal to or greater than the level to have some Absolute Consolidated Revenue Percentage, but less than or equal to the maximum level, and the                  Fiscal Year Consolidated Revenue actually attained is not represented in the table set forth above, then the Absolute Consolidated Revenue Percentage shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the                  Fiscal Year Consolidated Revenue actually attained.

(d) Upon the death or Disability of the RSA Holder prior to the Employment Date:

(i) the Relative Fiscal Year                  EBITDA Margin shall be deemed to have met performance at the Target level, and the Relative EBITDA Percentage shall be         %;

(ii) the                  Fiscal Year Consolidated Revenue shall be deemed to have met performance at the Target level, and the Absolute Consolidated Revenue Percentage shall be         %; and

(iii) the number of Restricted Shares that vest shall be equal to the number of outstanding Restricted Shares under this Agreement, multiplied by the Payout Percentage, multiplied by a fraction, the numerator of which shall be the number of days from the Grant Date through the date of the RSA Holder’s death or Disability, over the number of days from the Grant Date through the last day of the Company’s                  fiscal year.

(e) If there is an employment agreement (or other agreement providing for treatment of equity awards upon a Change in Control of the Company) by and between the RSA Holder and the Company on the date of the RSA Holder’s termination of employment, then the terms of such agreement shall apply instead of the terms of this Section 2(e). Otherwise, in the event of the involuntary termination of the RSA Holder’s employment by the Company other than for Cause within the 12-month period following a Change in Control, or the voluntary termination of the RSA Holder’s employment by the RSA Holder for Good Reason within the 12-month period following a Change in Control, the Restricted Shares will become fully vested, with all applicable performance requirements, if any, being deemed to have been satisfied at the target level applicable to such Shares.

For purposes of this Agreement, “Cause” shall have the equivalent meaning as the term “Cause” or “for Cause” has in any employment agreement between the RSA Holder and the Company, or in the absence of such an agreement that contains such a defined term, shall mean the willful misconduct by the RSA Holder in connection with the performance of the RSA Holder’s duties to the Company, or any other conduct on the part of the RSA Holder which has been materially injurious to the Company.

For purposes of this Agreement, “Good Reason” shall have the equivalent meaning as the term “Good Reason” or “Reasonable Determination” has in any employment agreement between the RSA Holder and the Company, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of any one of the following events without either the RSA Holder’s express prior written consent or substantial cure by the Company within 30 days after the RSA Holder gives written notice to the Company describing the event and requesting cure, provided RSA Holder has given notice within 30 days after he or she became aware of any one or more of the following events constituting Good Reason:

(i) A change in the nature or scope of the RSA Holder’s authority from that prior to a Change in Control, a reduction in the RSA Holder’s total compensation (including all and any base compensation, bonuses, incentive compensation and benefits of any kind or nature whatsoever) from that prior to a Change in Control, or failure of the Company to make any increase in compensation to which the RSA Holder may be entitled under any employment agreement, or a change requiring the RSA Holder to perform services other than in Batavia, New York, except for required travel on the Company’s business to an extent substantially consistent with the RSA Holder’s present business travel obligations; or

(ii) subsequent to a Change in Control of the Company, and without the RSA Holder’s express written consent, the assignment to the RSA Holder of any duties inconsistent with the RSA Holder’s positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in the RSA Holder’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of the RSA Holder from or any failure to re-elect the RSA Holder to any of such positions, except in connection with the termination of employment for Cause, death, disability or retirement; or

(iii) subsequent to a Change in Control of the Company, a reduction by the Company in the RSA Holder’s base salary as in effect on the date hereof or as the same may be increased from time to time, or failure of the Company to make an increase in compensation to which the RSA Holder may be entitled under any employment agreement; or

(iv) subsequent to a Change in Control of the Company, a failure by the Company to continue any bonus plans in which the RSA Holder is presently entitled to participate (the “Bonus Plans”) as the same may be modified from time to time but substantially in the forms currently in effect, or a failure by the Company to continue the RSA Holder as a participant in the Bonus Plans on at least the same basis as the RSA Holder presently participates in accordance with the Bonus Plans; or

(v) subsequent to a Change in Control of the Company, the failure by the Company to continue in effect (subject to such changes as may be required by law from time to time) any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which the RSA Holder is participating at the time of Change in Control of the Company (or plans providing him with substantially similar benefits), the taking of any action by the Company which would adversely affect the RSA Holder’s participation in or materially reduce his benefits under any of such plans or deprive the RSA Holder of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by the Company to provide the RSA Holder with the number of paid vacation days to which the RSA Holder is then entitled in accordance with the Company’s normal vacation policy in effect on the date hereof; or

(vi) prior to a Change in Control of the Company, the failure by the Company to obtain the assumption by any successor of any employment agreement between the Company and the RSA Holder, if assumption of such agreement is required by its terms.

(f) Except as otherwise provided by Section 2(d) or Section 2(e), or unless the Committee determines otherwise, if the RSA Holder’s employment terminates before the Employment Date for any reason, the unvested Restricted Shares as of such date shall be forfeited and cancelled immediately.

Section 3. Rights as a Stockholder. The RSA Holder will have the rights of a stockholder with respect to the Restricted Shares, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such Shares from time to time and the right to vote (in person or by proxy) such Restricted Shares at any meeting of stockholders of the Company. Notwithstanding the foregoing, the RSA Holder shall repay to the Company any dividends or other distributions paid to the RSA Holder on any Restricted Shares that do not become vested Shares under Section 2.

Section 4. Restrictions on Transfer of Restricted Shares. The Restricted Shares, and the right to vote the Restricted Shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the Vesting Date, whether by operation of law or otherwise, except by will or the laws of descent and distribution. The RSA Holder agrees that until the Vesting Date, any certificate representing the Restricted Shares (or any portion thereof) will be held by the Company’s stock transfer agent or other representative of the Company (the “RSA Agent”) until the applicable performance is satisfied and the Company’s provides written authorization to such RSA Agent.

Section 5. Registration and Delivery of Restricted Shares. The Company’s obligation to deliver Shares under this Agreement and/or authorize the RSA Agent to release Restricted Shares shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the RSA Holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be reasonably necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under this Agreement prior to (a) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (b) the completion of such registration or other qualification under any state or federal law, rule or regulations as the Committee shall determine to be necessary or advisable.

Section 6. Adjustments in the Event of Reorganization. In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of Shares held by each person who is then a shareholder of record, the number of Restricted Shares shall be adjusted to account for such event. Such adjustment shall be effected by multiplying such number of Restricted Shares by an amount equal to the number of Shares that would be owned after such event by a person who, immediately prior to such event, was the holder of record of one Share.

Section 7. No Right to Continued Employment. Nothing in this Agreement nor any action of the Board or Committee with respect to this Agreement shall be held or construed to confer upon the RSA Holder any right to a continuation of employment by the Company or any of its affiliates which employ the RSA Holder. The RSA Holder may be dismissed or otherwise dealt with as though this Agreement had not been entered into.

Section 8. Taxes. Where any person is entitled to receive Shares pursuant to the RSA granted hereunder, the Employer shall have the right to require such person to pay to the Employer the amount of any tax which the Employer is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

Section 9. No Assignment. The RSA granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such RSA be liable for or subject to debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the RSA Holder other than by will or by the laws of descent and distribution.

Section 10. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a) If to the Committee:

Graham Corporation

20 Florence Avenue

Batavia, New York 14020

Attention: Chief Accounting Officer

(b) If to the RSA Holder, to the RSA Holder’s then current residential address as set forth in the Company’s personnel records.

Section 11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and the RSA Holder and their respective heirs, successors and assigns.

Section 12. Construction of Language. Whenever appropriate in the Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.

Section 13. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law.

Section 14. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time by written agreement between the Company and the RSA Holder.

Section 15. Plan Provisions Control. This Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms of the

Plan, which are incorporated herein by reference, shall control. By signing this Agreement, the RSA Holder acknowledges receipt of a copy of the Plan.

Section 16. Acceptance by RSA Holder. By executing this Agreement and returning a fully executed copy hereof to the Committee at the address specified in section 10, the RSA Holder signifies his acceptance of the terms and conditions of this RSA. If a fully executed copy of this Agreement is not received by the Committee within forty-five (45) days after the date when it is presented to the RSA Holder, the Committee may revoke the RSA granted, and thereby avoid all obligations, hereunder.

Section 17. Recoupment. This Agreement (and any Shares or dividends payable hereunder) shall be subject to recovery by the Company under any incentive compensation recoupment policy maintained by the Company, as such policy may be amended from to time. In addition, notwithstanding any other provision of the Plan or this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the RSA Holder shall return to the Company, or forfeit if not yet paid, the Shares under this Agreement received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of the number of shares that would have vested based on the accounting restatement, as determined by the Committee, in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

Section 18. Golden Parachute Limitation.

(a) In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment by the Company to or for the benefit of the RSA Holder would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the total amount of all payments by the Company shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the amount that maximizes the total amount of the payments without causing any payment to be nondeductible by the Company because of Section 280G of the Code.

(b) If the Auditors determine that any payment by the Company would be nondeductible by the Company because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall promptly give the RSA Holder notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the RSA Holder may then elect, in his or her sole discretion and in compliance with the requirements of Section 409A of the Code, which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten days of receipt of notice. If no such election is made by the RSA Holder within such ten-day period, then the Company may elect which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall notify the RSA Holder promptly of such election. All determinations made by the Auditors shall be binding upon the Company and the RSA Holder and shall be made within 60 days of the date when a payment becomes payable.

(c) As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional payments that will not have been made by the Company could have been made (an

“Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the RSA Holder that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the RSA Holder which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the RSA Holder to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code or to the extent that such loan would be prohibited under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the RSA Holder, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

Section 19. Prior Performance-Vesting Restricted Stock Awards. For the avoidance of doubt, the continuing employment requirement for the performance-vesting restricted stock awards granted to the RSA Holder on May 20, 2010, May 26, 2011 and May 30, 2012 is the last day of the last fiscal year in the performance period applicable to each such award; provided, however, that the number of Restricted Shares that become vested under such performance-vesting restricted stock awards will not be determinable until the date that the Company’s performance attainment with respect to the applicable performance goals under each such award is ratified by the Committee following the end of the performance period applicable to each such award.

IN WITNESS WHEREOF, the RSA Holder has executed, and the Company has caused its duly authorized representative to execute, this Agreement as of the date first above written.

GRAHAM CORPORATION

By:
James R. Lines
President and Chief Executive Officer

ATTEST:

Corporate Secretary

RSA HOLDER

Name: